Exhibit 4.2

WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of [•], 2022, by and among Spartan Acquisition Corp. III, a Delaware corporation (“Spartan”), Athena Pubco B.V., a Dutch private limited liability company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, Spartan and the Warrant Agent are parties to that certain Warrant Agreement dated as of February 8, 2021 (the “Warrant Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Business Combination Agreement (as defined below));

WHEREAS, Spartan, the Company, Athena Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), Madeleine Charging B.V., a Dutch private limited liability company, Allego Holding B.V., a Dutch private limited liability company, and, solely with respect to the sections specified therein, E8 Partenaires, a French société par actions simplifiée are parties to that certain Business Combination Agreement and Plan of Reorganization dated as of July 28, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (i) Merger Sub will merge with and into Spartan, with Spartan being the surviving corporation in the merger and becoming a wholly owned subsidiary of the Company (the “Merger”) and (ii) the Company will be converted into a Dutch public limited company and shall be renamed and redesignated as Allego N.V.;

WHEREAS, pursuant to the terms and conditions of each of the Warrant Agreement and the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any holder of Spartan Warrants, each Spartan Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by the Company and will automatically be converted into a warrant (each resulting warrant, an “Allego Warrant”) to acquire one ordinary share in the capital of the Company immediately following the Merger, with a nominal value of €0.12 per share (“NewCo Ordinary Shares”), subject to adjustments as provided in the Warrant Agreement, whereby each Allego Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Spartan Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger; and

WHEREAS, as a result of this Warrant Assumption Agreement, effective as of the Effective Time, each Spartan Warrant will be converted into an Allego Warrant.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spartan, the Company and the Warrant Agent hereby agree as follows:

1. Assignment and Assumption.

(a) Upon and subject to the occurrence of the Effective Time, Spartan hereby assigns to the Company, and the Company hereby assumes, the rights and obligations of Spartan under the Warrant Agreement and the Spartan Warrants, and the Company hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of Spartan under the Warrant Agreement and the Spartan Warrants, including the obligations to issue NewCo Ordinary Shares upon the exercise of the Allego Warrants. As a result of the preceding sentence, upon and subject to the occurrence of the Effective Time, each Spartan Warrant will be converted into an Allego Warrant.

(b) The Company acknowledges and agrees that, subject to the terms of the Warrant Agreement, the Spartan Warrants and this Warrant Assumption Agreement, the Warrant Agreement and the Spartan Warrants (converted into Allego Warrants following the Effective Time) shall continue in full force and effect and that all of Spartan’s obligations thereunder shall be valid and enforceable as against the Company as of the Effective Time and shall not be impaired or limited by the execution or effectiveness of this Warrant Assumption Agreement.

(c) Notwithstanding anything to the contrary herein or in the Warrant Agreement, if any Allego Warrant shall remain unexercised immediately before the conclusion of the Exercise Period specified in the Warrant Agreement (including any extension of such Exercise Period), such Allego Warrant shall, automatically and without the necessity of any action on the part of any person, be cancelled and cease to exist.

(d) This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Warrant Agreement and the Business Combination Agreement. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

(e) The choice of law and jurisdiction provisions set forth in the Warrant Agreement and this Warrant Assumption Agreement shall continue to govern the rights and obligations of the parties to the Warrant Agreement and this Warrant Assumption Agreement in all respects. The Company hereby waives any objection to the jurisdiction provision governing the terms of the Warrant Agreement and this Warrant Assumption Agreement.

2. Miscellaneous.

(a) Governing Law and Jurisdiction. The validity, interpretation, and performance of this Warrant Assumption Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction. The Company hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below:

c/o Allego Holding B.V.

Westervoortsedijk 73 KB

6827 AV Arnhem, the Netherlands

Attn: Mathieu Bonnet

E-mail: mathieu.bonnet@allego.eu

with a copy to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attn: Matthew J. Gilroy; Amanda Fenster

E-mail: matthew.gilroy@weil.com; amanda.fenster@weil.com

or to such other address or addresses as the parties may from time to time designate in writing.

(b) Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

(c) Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Warrant Agreement which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d) Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e) Amendment. This Warrant Assumption Agreement may not be amended, except by an instrument in writing signed by each party hereto.

(f) Termination. If the Business Combination Agreement is terminated in accordance with its terms before the Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to have any force or effect, without any liability on the part of any party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

ATHENA PUBCO B.V.

By:
Name:
Title:

SPARTAN ACQUISITION CORP. III

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]